Exhibit 99.1

BlueLinx Announces Fourth Quarter and Full Year 2024 Results

ATLANTA, February 18, 2025 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the three months and twelve months ended December 28, 2024.

FOURTH QUARTER 2024 HIGHLIGHTS

•Net sales of $711 million
•Gross profit of $113 million, gross margin of 15.9% and specialty gross margin of 18.4%
•Net income of $5.3 million, or $0.62 diluted earnings per share
•Adjusted net income of $5.2 million, or $0.61 adjusted diluted earnings per share
•Adjusted EBITDA of $22 million, or 3.0% of net sales
•Operating cash flow of $19 million
•Completion of $15 million in share repurchases

FULL YEAR 2024 HIGHLIGHTS

•Net sales of $3.0 billion
•Gross profit of $489 million, gross margin of 16.6%, and specialty gross margin of 19.4%
•Net income of $53 million, or $6.19 diluted earnings per share
•Adjusted net income of $55 million, or $6.44 adjusted diluted earnings per share
•Adjusted EBITDA of $131 million, or 4.4% of net sales
•Operating cash flow of $85 million and free cash flow of $45 million
•Available liquidity of $852 million, including $506 million cash/cash equivalents on hand
•Completion of $45 million in share repurchases

“Our fourth quarter and full year 2024 were highlighted by strong margin performance, clearly showing our ability to generate solid results due to the strength of our customer service proposition and the continued focus on our strategy,” said Shyam Reddy, President, and CEO of BlueLinx. “Specialty products continued its strong performance with gross margins of 18.4% and solid volume growth during the quarter. Structural products also performed well with gross margins of 10.8%, largely due to improved lumber pricing during the quarter. With strong liquidity and minimal net debt, we remain well-positioned to execute on our long-term sales growth strategy and to return capital to shareholders. During the fourth quarter, we returned $15 million to shareholders, bringing the total to $45 million in share repurchases for the year.”

FOURTH QUARTER 2024 FINANCIAL PERFORMANCE

In the fourth quarter of 2024, net sales were $711 million, a decrease of $1.9 million, or 0.3% when compared to the fourth quarter of 2023. Gross profit was $113 million, a decrease of $5.1 million, or 4.3%, year-over-year, and gross margin was 15.9%, down 70 basis points from the prior year period.

Net sales of specialty products, which includes products such as engineered wood, siding, millwork, outdoor living, specialty lumber and panels, and industrial products, decreased $3.0 million, or 0.6%, to $484 million. This decline was primarily due to price deflation driven by external market conditions, partially offset by volume gains. Gross profit from specialty product sales was $88.7 million, a decrease of $5.7 million, or 6.1%, compared to the fourth quarter last year. Gross margin was 18.4% compared to 19.4% in the prior year period.

Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, increased $1.1 million, or 0.5%, to $227 million in the fourth quarter of fiscal 2024 and gross profit from sales of structural products increased $0.6 million from $24.0 million in the prior year period. The increases in structural sales and gross profit were due primarily to improved pricing for framing lumber, partially offset by slight volume decreases. Compared to 4Q 2023, average composite pricing for lumber increased 12% while panel prices decreased 6%. Gross margin on structural product sales was 10.8% in the fourth quarter, up slightly from 10.6% in the prior year period.

Selling, general and administrative (“SG&A”) expenses were $92.6 million in the fourth quarter, an increase of $8.1 million from $84.5 million for the fourth quarter of 2023. The year-over-year increase in the dollar amount of SG&A was due primarily to increased payroll and payroll-related expenses, partially driven by increased logistics expenses due to higher volumes, and expenses associated with our digital transformation.

Net income for the current quarter was $5.3 million, or $0.62 per diluted share, versus a net loss of $18.1 million, or $(2.08) per diluted share, in the prior year period. The 2023 period reflects a one-time charge of $30.4 million related to the settlement of our defined benefit pension plan. Adjusted Net Income for the fourth quarter was $5.2 million, or $0.61 per diluted share.

Adjusted EBITDA was $21.5 million, or 3.0% of net sales, compared to $36.5 million, or 5.1% of net sales in the prior period.

Net cash generated from operating activities was $18.7 million in the fourth quarter of 2024 compared to $75.9 million in the prior year period. The decrease in cash generated from operating activities was driven primarily by changes in working capital. Additionally, net income in the fourth quarter 2023 included the non-cash reclassification from accumulated other comprehensive loss of $30.4 million, affecting the net income comparison between the quarters. We allocated $20.3 million to cash capital investments related to our distribution facilities, fleet, and technology during the current quarter.

FULL YEAR 2024 FINANCIAL PERFORMANCE

For the fiscal year ended December 28, 2024, net sales were $3.0 billion, a decrease of $183.8 million, or 5.9% year-over-year. Gross profit was $489.1 million, a decrease of $37.9 million, or 7.2% year-over-year, and gross margin was 16.6%, down 20 basis points. The decreases in sales and gross profit reflect declines of 6.3% and 4.8% in specialty product net sales and structural product net sales, respectively. Full year 2024 included a net benefit of $12.7 million for import duty-related items from prior periods. Excluding this benefit, gross margin would have been 16.1%. The duty items were related to changes in retroactive rates for anti-dumping duties and to classification adjustments for certain goods imported by the Company.

Net sales of specialty products decreased $138.3 million, or 6.3% to $2.0 billion in the fiscal year ended December 28, 2024. The overall decrease in specialty products net sales was due to price deflation, partially offset by volume increases. Gross profit from specialty product sales was $397.6 million in the current year, a decrease of $23.2 million, or 5.5%, year-over-year and gross margin in the current year was 19.4% compared to 19.3% in the prior year. The current year included the aforementioned net benefit of $12.7 million for import duty-related items from prior periods. Excluding this benefit, gross margin for specialty products would have been 18.8% for the current year.

Net sales of structural products decreased $45.5 million, or 4.8%, to $906.6 million in the fiscal year ended December 28, 2024, and gross profit from sales of structural products decreased $14.7 million to $91.5 million. The decreases in structural products net sales and gross profit were due primarily to market-based price deflation and lower volume for lumber, partially offset by volume gains for panels. Compared to fiscal year 2023, average composite pricing for lumber in the U.S. decreased 2.5% while panel prices increased 1.2%. Gross margin on structural product sales was 10.1% compared to 11.2% for the prior year.

SG&A expenses were $365.5 million during fiscal year 2024, up $9.7 million, or 2.7%, compared to the prior year. In the current year, higher technology expenses associated with our digital transformation and legal expenses associated with duty-related matters were partially offset by lower variable compensation expense and lower share-based compensation expense.

Net income was $53.1 million, or $6.19 per diluted share, versus $48.5 million, or $5.39 per diluted share in the prior year. Fiscal 2023 reflects the aforementioned one-time charge of $30.4 million related to the settlement of our legacy defined benefit pension plan. Adjusted net income was $55.2 million and adjusted earnings diluted per share was $6.44 in the current year, compared to $102.6 million or adjusted diluted earnings per share of $11.41 in the prior year.

Adjusted EBITDA was $131.4 million, or 4.4% of net sales, compared to $182.8 million, or 5.8% of net sales in 2023.

Net cash generated from operating activities was $85.2 million for fiscal year 2024 compared to $306.3 million in fiscal year 2023. This decrease in cash provided by operating activities during fiscal 2024 was primarily a result of changes in net cash provided by working capital, particularly for inventory. Additionally, net income in fiscal 2023 included the non-cash reclassification from accumulated other comprehensive loss of $30.4 million, affecting the net income comparison between the fiscal years. Free cash flow was $45.1 million in fiscal 2024 compared to $278.8 million in the prior year.

CAPITAL ALLOCATION AND FINANCIAL POSITION

During the full year 2024, we invested $40.1 million to improve and upgrade our distribution facilities, technology infrastructure, and our fleet, compared to $27.5 million in 2023. Since the beginning of fiscal 2022, we used a total of $154 million to buy back and retire approximately 1.8 million shares of our common stock. Currently, we have $46.5 million remaining under our $100 million share repurchase authorization that was approved by our Board of Directors in October 2023. We plan to continue to be opportunistic in the market when repurchasing shares.

As of December 28, 2024, total debt outstanding was $593 million, including $300 million of senior secured notes that mature in 2029 and $293 million of finance leases. Available liquidity was $852 million which included an undrawn revolving credit facility that had $346 million of availability plus cash and cash equivalents of $506 million. Net Debt was $(156) million, which consisted of total debt and finance lease obligations, less real property finance lease obligations of $243 million, and less cash and cash equivalents of $506 million, resulting in a net leverage ratio of (1.2x) using a trailing twelve-month Adjusted EBITDA of $131 million.

FIRST QUARTER 2025 OUTLOOK

Through the first seven weeks of the first quarter of fiscal 2025, specialty product gross margin was in the range of 18% to 19%, and structural product gross margin was in the range of 8% to 9%. Average daily sales volumes were down approximately 12% versus the fourth quarter of 2024 due primarily to severe weather conditions which impacted a significant portion of our distribution footprint in January.

CONFERENCE CALL INFORMATION

BlueLinx will host a conference call on February 19, 2025, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at https://investors.bluelinxco.com, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-888-660-6392
Passcode: 9140086

To listen to a replay of the teleconference, which will be available through March 5, 2025:

Domestic Replay: 1-800-770-2030
Passcode: 9140086

ABOUT BLUELINX

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing 50 states, and the strength of a locally focused sales force, we distribute a comprehensive range of products to our customers which include national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers, and we operate our business through a broad network of distribution centers. To learn more about BlueLinx, please visit www.bluelinxco.com.

CONTACT

Tom Morabito
Investor Relations Officer
(470) 394-0099
investor@bluelinxco.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “could,” “expect,” “estimate,” “intend,” “may,” “project,” “plan,” “should,” “will,” “will be,” “will likely continue,” “will likely result,” “would,” or words or phrases of similar meaning.

The forward-looking statements in this press release include statements about our strategy, liquidity, and debt, our long-run positioning relative to industry conditions, future share repurchases, and the information set forth under the heading “First Quarter 2025 Outlook”.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: adverse housing market conditions; disintermediation risk; consolidation among competitors, suppliers, and customers; our dependence on international suppliers and manufacturers for certain products which exposes us to risks of new or increased tariffs and other risks that could affect our financial condition; pricing and product cost variability; volumes of product sold; competition; the cyclical nature of the industry in which we operate; loss of products or key suppliers and manufacturers; information technology security risks and business interruption risks; effective inventory management relative to our sales volume or the prices of the products we produce; the ability to attract, train, and retain highly qualified associates and other key personnel while controlling related labor costs; potential acquisitions and the integration and completion of such acquisitions; business disruptions; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; the impacts of climate change; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; the effects of epidemics, global pandemics or other widespread public health crises and governmental rules and regulations; fluctuations in our operating results; our level of indebtedness and our ability to incur additional debt to fund future needs; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating the business; the potential to incur more debt; the fact that we have consummated certain sale leaseback transactions with resulting long-term non-cancelable leases, many of which are or will be finance leases; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; inability to raise funds necessary to finance a required repurchase of our senior secured notes; a lowering or withdrawal of debt ratings; changes in our product mix; increases in fuel and other energy prices or availability of third-party freight providers; changes in insurance-related deductible/retention reserves based on actual loss development experience; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; the costs and liabilities related to our participation in multi-employer pension plans could increase; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; interest rate risk, which could cause our debt service obligations to increase; and changes in, or interpretation of, accounting principles.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

NON-GAAP MEASURES AND SUPPLEMENTAL FINANCIAL INFORMATION

The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein in the “Reconciliation of Non-GAAP Measurements” table later in this release. The Company cautions that non-GAAP measures are not intended to present superior measures of our financial condition from those measures determined under GAAP and should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results. The Company further cautions that its non-GAAP measures, as used herein, are not necessarily comparable to other similarly titled measures of other companies due to differences in methods of calculation.

Adjusted EBITDA and Adjusted EBITDA Margin. BlueLinx defines Adjusted EBITDA as an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results.

We determine our Adjusted EBITDA Margin, which we sometimes refer to as our Adjusted EBITDA as a percentage of net sales, by dividing our Adjusted EBITDA for the applicable period by our net sales for the applicable period. We believe that this ratio is useful to investors because it more clearly defines the quality of earnings and operational efficiency of translating sales to profitability.

Adjusted Net Income and Adjusted Earnings Per Share. BlueLinx defines Adjusted Net Income as Net Income adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items, further adjusted for the tax impacts of such reconciling items. BlueLinx defines Adjusted Earnings Per Share (basic and/or diluted) as the Adjusted Net Income for the period divided by the weighted average outstanding shares (basic and/or diluted) for the periods presented. We believe that Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are useful to investors to enhance investors’ overall understanding of the financial performance of the business. Management also believes Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are helpful in highlighting operating trends.

Our Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Adjusted Net Income and Adjusted Earnings Per Share (basic or diluted), as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. These non-GAAP measures are reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Free Cash Flow. BlueLinx defines free cash flow as net cash provided by operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow is not a presentation made in accordance with GAAP and is not intended to present a superior measure of financial condition from those determined under GAAP. Free cash flow, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities. BlueLinx calculates Net Debt as its total short- and long-term debt, including outstanding balances under our term loan and revolving credit facility and the total amount of its obligations under finance leases, less cash and cash equivalents. Net Debt Excluding Real Property Finance Lease Liabilities is calculated in the same manner as Net Debt, except the total amount of obligations under real estate finance leases are excluded. Although our credit agreements do not contain leverage covenants, a net leverage ratio excluding finance lease obligations for real property is included within the terms of our revolving credit agreement. We believe that Net Debt and Net Debt Excluding Real Property Finance Lease Liabilities are useful to investors because our management reviews both metrics as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business. We determine our Overall Net Leverage Ratio by dividing our Net Debt by Twelve-Month Trailing Adjusted EBITDA. Our calculation of Net Leverage Ratio Excluding Real Property Finance Lease Liabilities is determined by dividing our Net Debt Excluding Real Property Finance Lease Liabilities by Twelve-Month Trailing Adjusted

EBITDA. We believe that these ratios are useful to investors because they are indicators of our ability to meet our future financial obligations. In addition, our Net Leverage Ratio is a measure that is frequently used by investors and creditors. Our Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities are not made in accordance with GAAP and are not intended to present a superior measure of our financial condition from measures and ratios determined under GAAP. The calculations of our Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities are presented in the table on page 8. Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
(In thousands, except per share amounts)
Net sales	$710,637	$712,529	$2,952,532	$3,136,381
Cost of products sold	597,292	594,100	2,463,393	2,609,364
Gross profit	113,345	118,429	489,139	527,017
Gross margin percentage	15.9%	16.6%	16.6%	16.8%
Operating expenses (income):
Selling, general, and administrative	92,619	84,541	365,532	355,819
Depreciation and amortization	9,405	8,285	38,488	32,043
Amortization of deferred gains on real estate	(982)	(982)	(3,934)	(3,934)
Gain from sale of properties, net	—	—	(272)	—
Other operating expenses, net	273	(600)	1,755	4,640
Total operating expenses	101,315	91,244	401,569	388,568
Operating income	12,030	27,185	87,570	138,449
Non-operating expenses:
Interest expense, net	5,320	4,171	19,364	23,746
Settlement of defined benefit pension plan	(255)	30,440	(2,481)	30,440
Other expense, net	—	595	—	2,377
Income before provision for income taxes	6,965	(8,021)	70,687	81,886
Provision for income taxes	1,693	10,103	17,571	33,350
Net income (loss)	$5,272	$(18,124)	$53,116	$48,536

Basic earnings (loss) per share	$0.63	$(2.08)	$6.22	$5.40
Diluted earnings (loss) per share	$0.62	$(2.08)	$6.19	$5.39

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 28, 2024	December 30, 2023
(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$505,622	$521,743
Accounts receivable, less allowances of $4,344 and $3,398, respectively	225,837	228,410
Inventories, net	355,909	343,638
Other current assets	46,620	26,608
Total current assets	1,133,988	1,120,399
Property and equipment, at cost	443,628	396,321
Accumulated depreciation	(194,072)	(170,334)
Property and equipment, net	249,556	225,987
Operating lease right-of-use assets	47,221	37,227
Goodwill	55,372	55,372
Intangible assets, net	26,881	30,792
Deferred income tax asset, net	50,578	53,256
Other non-current assets	14,121	14,568
Total assets	$1,577,717	$1,537,601
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$170,202	$157,931
Accrued compensation	16,706	14,273
Finance lease liabilities - current	12,541	11,178
Operating lease liabilities - current	8,478	6,284
Real estate deferred gains - current	3,935	3,935
Other current liabilities	21,862	24,961
Total current liabilities	233,724	218,562
Non-current liabilities:
Long-term debt	295,061	293,743
Finance lease liabilities - less current portion	280,002	274,248
Operating lease liabilities - less current portion	40,114	32,519
Real estate deferred gains - less current portion	63,296	66,599
Other non-current liabilities	19,079	17,644
Total liabilities	931,276	903,315
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Preferred Stock, $0.01 par value, 30,000,000 shares authorized, none outstanding	—	—
Common Stock, $0.01 par value, 20,000,000 shares authorized, 8,294,798 and 8,650,046 outstanding, respectively	83	87
Additional paid-in capital	124,103	165,060
Retained earnings	522,255	469,139
Total stockholders’ equity	646,441	634,286
Total liabilities and stockholders’ equity	$1,577,717	$1,537,601

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
(In thousands)
Cash flows from operating activities:
Net income (loss)	$5,272	$(18,124)	$53,116	$48,536
Adjustments to reconcile net income (loss) to cash provided by operations:
Depreciation and amortization	9,405	8,285	38,488	32,043
Amortization of debt discount and issuance costs	328	330	1,318	1,319
Settlement of frozen defined benefit pension plan	—	30,440	—	30,440
Gains from sales of property	—	—	(272)	—
Amortization of deferred gains from real estate	(982)	(982)	(3,934)	(3,934)
Share-based compensation	808	2,580	7,749	12,055
Provision for deferred income taxes	728	6,639	2,678	7,756
Other income statement items	—	(909)	—	(909)
Changes in operating assets and liabilities:
Accounts receivable	52,212	69,158	2,573	23,145
Inventories, net	(15,368)	20,724	(12,271)	140,875
Accounts payable	(14,930)	(43,818)	13,002	5,973
Employer contributions due to the single-employer defined benefit pension plan	—	(6,900)	—	(6,900)
Other current assets	(10,120)	12,892	(20,012)	15,513
Other assets and liabilities	(8,609)	(4,454)	2,743	373
Net cash provided by operating activities	18,744	75,861	85,178	306,285

Cash flows from investing activities:
Proceeds from sales of assets and properties	60	166	899	357
Property and equipment investments	(20,279)	(8,582)	(40,109)	(27,520)
Other investing activities	—	—	—	300
Net cash used in investing activities	(20,219)	(8,416)	(39,210)	(26,863)

Cash flows from financing activities:
Common stock repurchases	(15,315)	(12,814)	(45,297)	(42,135)
Repurchase of shares to satisfy employee tax withholdings	(108)	(122)	(3,365)	(5,279)
Principal payments on finance lease liabilities	(3,761)	(2,549)	(13,427)	(9,208)
Net cash used in financing activities	(19,184)	(15,485)	(62,089)	(56,622)
Net change in cash and cash equivalents	(20,659)	51,960	(16,121)	222,800
Cash and cash equivalents at beginning of period	526,281	469,783	521,743	298,943
Cash and cash equivalents at end of period	$505,622	$521,743	$505,622	$521,743

The following schedule presents our revenues disaggregated by specialty and structural product category:

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
(Dollar amounts in thousands)
Net sales by product category
Specialty products	$483,610	$486,561	$2,045,910	$2,184,240
Structural products	227,027	225,968	906,622	952,141
Total net sales	$710,637	$712,529	$2,952,532	$3,136,381

Gross profit by product category
Specialty products	$88,747	$94,466	$397,625	$420,794
Structural products	24,598	23,963	91,514	106,223
Total gross profit	$113,345	$118,429	$489,139	$527,017

Gross margin % by product category
Specialty products	18.4%	19.4%	19.4%	19.3%
Structural products	10.8%	10.6%	10.1%	11.2%
Company gross margin %	15.9%	16.6%	16.6%	16.8%

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following table reconciles Net income (loss) to Adjusted EBITDA (non-GAAP) for the periods indicated:

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
(In thousands)
Net income (loss)	$5,272	$(18,124)	$53,116	$48,536
Adjustments:
Depreciation and amortization	9,405	8,285	38,488	32,043
Interest expense, net	5,320	4,171	19,364	23,746
Provision for income taxes	1,693	10,103	17,571	33,350
Share-based compensation expense	808	2,580	7,749	12,055
Amortization of deferred gains on real estate	(982)	(982)	(3,934)	(3,934)
Gains from sales of property(1)	—	—	(272)	—
Pension settlement and withdrawal costs(1)(2)	(255)	31,034	(2,481)	32,817
Acquisition-related costs(1)(3)	—	186	—	278
Restructuring and other(1)(4)	274	(784)	1,755	3,913
Adjusted EBITDA	$21,535	$36,469	$131,356	$182,804

(1) Reflects non-recurring beneficial items of $30.4 million in the prior quarterly period, $1.0 million of non-beneficial items in the current fiscal year period, and $37.0 million of net beneficial items in the prior fiscal year period.

(2) Reflects expenses and related adjustments related to our previously disclosed settlement of the BlueLinx Corporation Hourly Retirement Defined Benefit Plan.

(3) Reflects primarily legal, professional, technology and other integration costs.

(4) Reflects net losses related to Hurricane Helene in 3Q 2024, our restructuring efforts, such as severance, net of other one-time non-operating items in 2024 and 2023.

The following table reconciles Net income (loss) and Diluted earnings (loss) per share to Adjusted net income (non-GAAP) and Adjusted diluted earnings per share (non-GAAP):

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
(In thousands, except per share data)
Net income (loss)	$5,272	$(18,124)	$53,116	$48,536
Adjustments:
Share-based compensation expense	808	2,580	7,749	12,055
Amortization of deferred gains on real estate	(982)	(982)	(3,934)	(3,934)
Gain from sales of property	—	—	(272)	—
Pension settlement and withdrawal costs(1)	(255)	31,034	(2,481)	32,817
Acquisition-related costs	—	186	—	278
Restructuring and other	274	(784)	1,755	3,913
Tax impacts of reconciling items above (1)	38	11,891	(701)	8,962
Adjusted net income (non-GAAP)	$5,155	$25,801	$55,232	$102,627

Basic earnings (loss) per share	$0.63	$(2.08)	$6.22	$5.40
Diluted earnings (loss) per share	$0.62	(2.08)	$6.19	$5.39

Weighted average shares outstanding - Basic	8,356	8,704	8,531	8,987
Weighted average shares outstanding - Diluted	8,431	8,757	8,572	8,994

Adjusted basic EPS (non-GAAP)	$0.61	$2.96	$6.47	$11.41
Adjusted diluted EPS (non-GAAP)	$0.61	$2.94	$6.44	$11.41

(1) Tax impact calculated based on the effective tax rate for the respective fiscal quarterly periods and fiscal year periods presented. The fiscal quarter and fiscal year ended December 30, 2023 exclude the non-cash tax effects for the one-time charge for settlement of the frozen defined benefit pension plan.

In the following table, our Adjusted EBITDA margin (non-GAAP) is calculated and compared to Net income (loss) as a percentage of Net sales:

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
(Dollar amounts in thousands)

Net sales	$710,637	$712,529	$2,952,532	$3,136,381
Net income (loss)	5,272	(18,124)	53,116	48,536
Net income (loss) as a percentage of Net sales	0.7%	(2.5)%	1.8%	1.5%

Net sales	$710,637	$712,529	$2,952,532	$3,136,381
Adjusted EBITDA (non-GAAP)(1)	21,535	36,469	131,356	182,804
Adjusted EBITDA margin (non-GAAP)	3.0%	5.1%	4.4%	5.8%

(1)See the table that reconciles Net income to Adjusted EBITDA (non-GAAP)

The following table shows the calculations of our “Net Debt,” “Net Leverage Ratio,” and our “Net Leverage Ratio Excluding Real Property Finance Lease Liabilities,” as those non-GAAP measures are used and presented within the terms of our revolving credit agreement.

	As of
($ amounts in thousands)	December 28, 2024	December 30, 2023
Long term debt (1)	$300,000	$300,000
Finance lease liabilities for equipment and vehicles	49,785	42,252
Finance lease liabilities for real property	242,758	243,174
Total debt and finance leases	592,543	585,426
Less: available cash and cash equivalents	505,622	521,743
Net Debt	$86,921	$63,683

Net Debt, excluding finance lease liabilities for real property	$(155,837)	$(179,491)

Twelve-month trailing adjusted EBITDA (see above reconciliations)	$131,356	$182,804

Net Leverage Ratio	0.7x	0.3x
Net Leverage Ratio Excluding Real Property Finance Lease Liabilities	(1.2x)	(1.0x)

(1) As of December 28, 2024 and December 30, 2023, our long-term debt is comprised of $300.0 million of senior-secured notes issued in October 2021. These notes are presented under the long-term debt caption of our consolidated balance sheet, and as of December 28, 2024 were $295.1 million which is net of unamortized debt discount of $2.5 million and unamortized debt issuance costs of $2.4 million. As of December 30, 2023, these notes were reported on our consolidated balance sheet at $293.7 million, which is net of unamortized discount of $3.0 million and unamortized debt issuance costs of $3.2 million. Our senior secured notes are presented in this table at their face value for the purposes of calculating our net leverage ratio.

The following schedule reconciles Net cash provided by operating activities to Free cash flow (non-GAAP):

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
(In thousands)
Net cash provided by operating activities	$18,744	$75,861	$85,178	$306,285
Less: property and equipment investments	(20,279)	(8,582)	(40,109)	(27,520)
Free cash flow - non-GAAP	$(1,535)	$67,279	$45,069	$278,765